As filed with the Securities and Exchange Commission on January 21, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name: COLI VUL-2 SERIES ACCOUNT

         Address of Principal Business Office (No. and Street, City, State and Zip Code):

                           8515 East Orchard Road
                           Englewood, Colorado 80111

         Telephone Number (including area code): (800) 537-2033

         Name and address of agent for service of process:

                           William T. McCallum
                           President and Chief Executive Officer
                           Great-West Life & Annuity Insurance Company
                           8515 East Orchard Road
                           Englewood, Colorado 80111


         Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  |X|                   NO   | |

         Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Englewood and the State of Colorado on the 21st day of January, 1999.

                            COLI VUL-2 SERIES ACCOUNT

                            By:      GREAT-WEST LIFE & ANNUITY INSURANCE
                                     COMPANY

                            By:      /s/William T. McCallum
                                     -----------------------------------
                                     William T. McCallum
                                     President & Chief Executive Officer
Attest:

/s/D.C. Lennox
-------------------------
D.C. Lennox